Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163670, 333-195487, 333-198307 and 333-213130 on Form S-8 and Registration Statement Nos. 333-192025, 333-199849, 333-212302 and 333-214897 on Form S-3 of our reports dated March 21, 2017, relating to the consolidated financial statements and financial statement schedule of Sorrento Therapeutics, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 21, 2017

LEGAL_US_W # 89325861.1